Report of Independent Auditors


To the Shareholders and Board of Trustees of Van Eck Worldwide Insurance Trust

In planning and performing our audit of the financial statements of the Van Eck Worldwide Insurance Trust (comprising Worldwide Emerging Markets Fund, Worldwide Real Estate Fund, Worldwide Bond Fund, and Worldwide Hard Assets Fund) for the year ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control. However, we noted certain matters involving internal control and its operation that we consider to be reportable conditions under standards established by the American Institute of Certified Public Accountants. Reportable conditions involve matters coming to our attention relating to significant deficiencies in the design or operation of internal control that, in our judgment, could adversely affect the Van Eck Worldwide Insurance Trust's ability to record, process, summarize, and report financial data consistent with the assertions of management in the financial statements.

A material weakness is a reportable condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

The management of the Van Eck Worldwide Insurance Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be reportable conditions and, accordingly, would not necessarily disclose all reportable conditions that are also considered to be material weaknesses as defined above. However, we noted the following matters involving internal control and its operation that we consider to be material weaknesses as defined above. These conditions, which are discussed in the following paragraph, were considered in determining the nature, timing, and extent of procedures to be performed in our audits of the financial statements of the Van Eck Worldwide Insurance Trust for the year ended December 31, 2001, and this report does not affect our report thereon dated February 8, 2002.

In accordance with the fair valuation methodology adopted by the Van Eck Worldwide Insurance Trust's Board of Trustees, management of the Worldwide Emerging Markets Fund (the "Fund") may adjust the previous closing prices for securities that are traded in markets that close before 4:00 p.m. Eastern Time to reflect what management believes to be the fair value of these securities as of 4:00 p.m. Eastern Time. Such fair valuation of securities may occur when management determines that developments that occur between the close of the foreign market and 4:00 p.m. Eastern Time are so significant that they materially affect the Fund's Net Asset Value ("NAV"). The Fund's portfolio administration did not consistently apply, document, and review the prescribed fair valuation methodology for such foreign securities. Proper control procedures are necessary to ensure that fair values are accurately reflected in the Fund's portfolio of investments and that subscriptions and redemptions occur at the appropriate NAV. Subsequent to December 31, 2001, management has modified its policies and procedures with respect to the fair valuation methodology for foreign securities.

This report is intended solely for the information and use of management, the shareholders, the Board of Trustees of Van Eck Worldwide Insurance Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




                                                               ERNST & YOUNG LLP


February 21, 2002